Exhibit 99.1
Applied Industrial Technologies Reports
Fiscal 2011 Third Quarter Results
•	Net Income up 61% on 16% Sales Gain
•	Sales and Earnings Guidance Raised
CLEVELAND, OHIO (April 21, 2011) — Applied Industrial Technologies (NYSE: AIT) today reported third quarter fiscal 2011 sales and earnings for the three months ended March 31, 2011.
Net sales for the third quarter increased 16.4% to $565,970,000 from $486,141,000 in the comparable period a year ago. Net income for the quarter increased 60.6% to $26,536,000 or $0.61 per share compared to $16,525,000 or $0.39 per share last year.
For the nine months ended March 31, 2011, sales increased 18.5% to $1,622,988,000 from $1,370,137,000 in the same period last year. Net income increased 79.3% to $68,484,000 or $1.58 per share compared to $38,199,000 or $0.89 per share, last year.
Commenting on the Company’s performance, Applied Chairman & Chief Executive Officer David L. Pugh said, “Our third quarter performance was fueled by a solid industrial economy. While we expect this economy to continue its recovery and to deliver a positive ongoing impact, such issues as oil prices and geo-political events dictate that we also maintain a focus on the underlying fundamentals of our business. Our balanced approach will allow us to take maximum advantage of an improved market. Our cost control and margin improvement efforts have positioned us to leverage our sales gains into strong profit contribution. Our asset management is equally strong, providing excellent cash generation to support aggressive strategic initiatives.

“Our ERP project is on track both from a timing and a total cost perspective. However, we were able to expense our costs during the quarter at a faster rate than we had forecast. Even with this additional expense, we generated a third quarter operating margin of 6.7%, up from 5.6% in the same quarter a year ago. This further demonstrates that we are executing well with the increased pace of the economy.
“We expect a moderate economic tailwind to help provide continued growth in our daily sales run rates throughout the remainder of our fiscal year. As a result of our strong operating performance and continued favorable outlook, we are raising our earnings guidance for the full fiscal year 2011 and now expect to achieve earnings of $2.10 to $2.25 per share compared to our previous forecast of $1.90 to $2.10 per share. We are raising the low end of our full-year sales guidance from $2.15 billion to $2.19 billion and maintaining our high end estimate of $2.25 billion.”
During the quarter, the Company purchased 142,800 shares of its common stock in open market transactions for $4.49 million. At March 31, 2011, the Company had remaining authorization to purchase 694,400 additional shares.
The Company will host its quarterly conference call for investors and analysts at 4 p.m. ET on April 21, 2011. To join the call, dial 1-800-774-6070 or 1-630-691-2753 (for International callers) using passcode 9629151. The call will be conducted by Chairman & CEO David Pugh, President & COO Benjamin Mondics, and Vice President & CFO Mark Eisele. A live audio webcast can be accessed online at www.Applied.com. A replay of the call will be available for two weeks by dialing 1-888-843-7419 or 1-630-652-3042 (International) using passcode 9629151.
With approximately 470 facilities and 4,600 employee associates across North America, Applied Industrial Technologies is an industrial distributor that offers more than 4 million parts critical to the operations of MRO and OEM customers in virtually every industry. In addition, Applied provides engineering, design and systems integration for industrial and fluid power applications, as well as customized mechanical, fabricated rubber and fluid power shop services. Applied also offers maintenance training, plus solutions to meet inventory and storeroom management needs that help provide enhanced value to its customers. For its fiscal year ended June 30, 2010, Applied posted sales of $1.89 billion. Applied can be visited on the Internet at http://www.applied.com.
This press release contains statements that are forward-looking, as that term is defined by the Securities and Exchange Commission in its rules, regulations and releases. Forward-looking statements are often identified by qualifiers such as “expect,” “guidance,” and similar expressions. Applied intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including trends in the industrial sector of the economy, and other risk factors identified in Applied’s most recent periodic report and other filings made with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved. Applied assumes no obligation to update publicly or revise any forward-looking statements, whether due to new information, or events, or otherwise, except as required by law.
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For investor relations information, contact Mark O. Eisele, Vice President — Chief Financial Officer, at 216-426-4417. For corporate information, contact Richard C. Shaw, Vice President — Communications, at 216-426-4343.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2011	2010	2011	2010

Net Sales	$565,970	$486,141	$1,622,988	$1,370,137
Cost of sales	409,404	355,785	1,179,021	1,007,432

	156,566	130,356	443,967	362,705
Selling, distribution and administrative, including depreciation	118,365	103,319	337,819	299,124

Operating Income	38,201	27,037	106,148	63,581
Interest expense, net	52	1,374	1,634	3,921
Other (income) expense, net	(2,645)	(397)	(3,409)	(642)

Income Before Income Taxes	40,794	26,060	107,923	60,302
Income Tax Expense	14,258	9,535	39,439	22,103

Net Income	$26,536	$16,525	$68,484	$38,199

Net Income Per Share — Basic	$0.63	$0.39	$1.61	$0.90

Net Income Per Share — Diluted	$0.61	$0.39	$1.58	$0.89

Average Shares Outstanding — Basic	42,446	42,321	42,409	42,298

Average Shares Outstanding — Diluted	43,339	42,902	43,254	42,812

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
     (1) Applied uses the last-in, first-out (LIFO) method of valuing U.S. inventory. An actual valuation of inventory under the LIFO method can only be made at the end of each year based on the inventory levels and costs at that time. Accordingly, interim LIFO calculations are based on management’s estimates of expected year-end inventory levels and costs and are subject to the final year-end LIFO inventory determination.
During the quarter and nine months ended March 31, 2011, the Company recorded overall LIFO benefits of $0.4 million and $2.5 million, respectively and the LIFO reserves were reduced by the same amounts. These reductions resulted from some effective supplier price decreases in the first half of our fiscal year as well as LIFO layer liquidation benefits (of $2.0 million for the quarter and $2.7 million year to date) from certain inventory quantity levels decreasing. If inventory levels had remained constant, additional LIFO expense in the amount of the layer liquidation would have been recorded.
In the prior year, overall LIFO benefits were $4.8 million for the quarter and were $7.3 million year to date. These benefits resulted from decreases in inventory quantities which generated LIFO layer liquidation benefits of $9.6 million for the quarter and $19.6 million for the year to date.
     (2) The Company is the owner and beneficiary under life insurance policies with benefits in force of $14.0 million and a net cash surrender value of $3.2 million at June 30, 2010. In January 2011, the Company received $1.8 million in benefits under these policies and realized a gain (included in other (income) expense, net) of $1.7 million in the quarter ending March 31, 2011.

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31,	June 30,
	2011	2010

Assets
Cash and cash equivalents	$88,559	$175,777
Accounts receivable, net of allowances of $6,882 and $6,379	280,706	246,402
Inventories	196,427	173,253
Other current assets	26,791	23,428

Total current assets	592,483	618,860
Property, net	67,949	58,471
Intangibles, net	90,324	85,916
Goodwill	75,605	63,405
Other assets	65,497	64,868

Total Assets	$891,858	$891,520

Liabilities
Accounts payable	$110,143	$94,529
Short-term debt		75,000
Other accrued liabilities	98,500	101,803

Total current liabilities	208,643	271,332
Other liabilities	70,018	65,149

Total Liabilities	278,661	336,481

Shareholders’ Equity	613,197	555,039

Total Liabilities and Shareholders’ Equity	$891,858	$891,520

APPLIED INDUSTRIAL TECHNOLOGIES, INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED CASH FLOWS
(In thousands)

	Nine Months Ended
	March 31,
	2011	2010

Cash Flows from Operating Activities
Net income	$68,484	$38,199
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	8,466	8,613
Amortization of intangibles	8,468	7,555
Amortization of stock options and appreciation rights	2,169	2,644
Gain on sale of property	(687)	(104)
Other share-based compensation	3,103	1,534
Changes in assets and liabilities, net of acquisitions	(29,275)	97,079
Other, net	3,254	500

Net Cash provided by Operating Activities	63,982	156,020

Cash Flows from Investing Activities
Property purchases	(16,446)	(4,163)
Proceeds from property sales	1,079	443
Net cash paid for acquisition of businesses, net of cash acquired	(27,739)	(100)
Other	1,722

Net Cash used in Investing Activities	(41,384)	(3,820)

Cash Flows from Financing Activities
Repayments under revolving credit facility	(50,000)	(5,000)
Long-term debt repayments	(25,000)
Purchases of treasury shares	(4,491)	(2,738)
Settlements of cross currency swap agreements	(12,752)
Dividends paid	(21,649)	(19,054)
Excess tax benefits from share-based compensation	1,250	1,383
Exercise of stock options and appreciation rights	477	873

Net Cash used in Financing Activities	(112,165)	(24,536)

Effect of Exchange Rate Changes on Cash	2,349	960

(Decrease) increase in cash and cash equivalents	(87,218)	128,624
Cash and cash equivalents at beginning of period	175,777	27,642

Cash and Cash Equivalents at End of Period	$88,559	$156,266